January 2, 1997

The Berkshire Gas Company
115 Cheshire Road
Pittsfield, Massachusetts 01201

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Berkshire Gas Company for the periods ended September 30, 1996 and 1995, as indicated in our report dated November 6, 1996, because we did not perform an audit, we express no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarter ended September 30, 1996, is being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(e) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


/s/ DELOITTE & TOUCHE LLP
    DELOITTE & TOUCHE LLP